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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT



         This Employment Agreement (the "Agreement"), dated as of January 5, 2003, is entered into by and between TELEX COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and MATHIAS STIELER VON HEYDEKAMPF ("Executive").

                                  INTRODUCTION

         The Company is engaged in the business of the design, manufacture and marketing of sophisticated audio, wireless, multimedia, aircraft, broadcast and communications equipment. The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

         1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company agrees to employ Executive, and Executive agrees to accept employment as an executive officer of the Company, effective as of April 1, 2003 (the "Effective Date"). The Executive's title shall be Group Vice President and President --World Wide Pro Audio. Executive's office shall be at the Company's headquarters in Burnsville, Minnesota, U.S.A., and Executive agrees to relocate to the United States to perform services hereunder.

         1.2 Other Agreements. Except for (i) the Secondment Agreement by and among EVI, the Company and Executive dated as of the date hereof, (ii) Executive's Service Agreement with EVI Audio GmbH ("EVI"), dated February 27, 1997, as amended by the Amendment dated January 5, 2003 ("EVI Service Agreement"), (iii) Executive's private Pension Plan, dated January 4, 2000 with EVI ("German Pension Plan"), as such agreement may be amended from time to time, and (iv) Executive's arrangement with EVI concerning the payment by EVI of certain private health plan premiums for the benefit of Executive and his family, as such agreements may be amended as of the Effective Date, and may be amended from time to time after the Effective Date, this Agreement shall supersede and replace any and all other agreements concerning Executive's employment with the Company or any of its subsidiaries, and such other agreements are deemed terminated as of the Effective Date, with no liability for such termination under any such agreement or agreements by the Company or its subsidiaries to Executive. The parties agree that on the Effective Date, the EVI Service Agreement shall become and remain "dormant" according to the terms of the Secondment Agreement during Executive's employment hereunder. Thereafter, the EVI Service Agreement shall become effective again only in the



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         event that the Company and Executive agree that Executive shall return to active employment status with EVI.

         1.3 Term. Executive's employment hereunder shall commence on the Effective Date and shall continue on an "at-will" basis for no specific term, terminable at the will of either party upon thirty (30) days written notice, but subject to the terms of this Agreement, including Article IV below. Notwithstanding the foregoing, Executive shall not relocate to the United States until Executive shall have received the appropriate work visa to enter the United States. If such visa has not been obtained on or before March 31, 2003, the Company and Executive shall continue to cooperate to obtain such appropriate visa. However, if such visa cannot be obtained by April 30, 2003, the Company shall cause EVI to reinstate the EVI Service Agreement, as such agreement was in effect immediately prior to the Effective Date and shall cause EVI to enter into a written confirmation of such reinstatement.

         1.4 Duties. During the term of this Agreement, Executive shall perform such executive duties for the Company, consistent with his position hereunder and otherwise with his skills and experience, as may be assigned to him from time to time by the Chief Executive Officer of the Company. Executive shall devote his entire productive business time, attention and energies to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company. Executive shall abide by all rules, regulations and policies of the Company, as may be in effect from time to time. Notwithstanding the foregoing, Executive may act for his own account in passive-type investments, or as a member of boards of directors of other companies or of charitable organizations, where the time allocated for those activities does not materially interfere with or create a conflict of interest with the discharge of his duties for the Company.

         1.5 Reporting. Executive shall report directly to the Company's Chief Executive Officer.

         1.6 Exclusive Agreement. Except for the EVI Agreement, Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company during the term of this Agreement.

                                   ARTICLE II

                                  COMPENSATION

         2.1 Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.

         2.2 Base Salary. The base salary shall be an annual salary of $270,000.00 (the "Base Salary"), payable by the Company in accordance with the Company's normal payroll practices applicable to senior executives, but no less frequently than monthly. The Base Salary shall be reviewed no less frequently than annually during the term of this Agreement for increase in the discretion of the Board of Directors. The Base Salary shall not be decreased at any time, or for any purpose, during the term of this Agreement without Executive's prior written consent.


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         2.3 Bonus. In addition to the Base Salary, Executive shall be eligible to participate in the Company's Management Incentive Compensation ("MIC") Plan under such terms as are established by the Company's Board of Directors from time to time, and to receive bonus payments thereunder upon the achievement by the Company of certain specified performance objectives, which objectives are established in the discretion of the Board of Directors. Executive's " Threshold," "Target" and "Maximum" bonuses payable under such MIC Plan shall be 40%, 70% and 140%, respectively, of his then current Base Salary. Any bonus under the Company's MIC Plan shall be earned based on the Company's receipt of audited financial results and as and when approved for payment by the Company's Board of Directors. Nothing in this Section 2.3 shall be construed to guarantee the payment of the Threshold bonus, nor to limit the amount of Executive's bonus to the Target Bonus.

         2.4 Deductions. The Company shall deduct from the compensation described in Sections 2.2 and 2.3 any federal, state or local withholding taxes, U.S. or German social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations or this Agreement.

         2.5 Relocation Expenses.

         (a) The Company shall pay the actual, reasonable expenses incurred by Executive in connection with shipping his belongings and relocating himself and his family from Germany to the United States. The Company shall pay for up to six (6) months of temporary housing for Executive and his family, in the form of a furnished apartment, including all utilities.

         (b) In addition, the Company shall pay to the Executive a $100,000 relocation allowance to be applied towards the purchase of a home, car and other miscellaneous expenses, such amount to be paid to Executive within 15 days of the date of this Agreement.

         (c) In the event the termination of Executive's employment with the Company occurs within five (5) years of the date hereof, the Company shall pay the reasonable and actual expenses incurred by Executive in connection with shipping his belongings and relocating himself and his family from the United States to Germany, or to whatever other location the Executive chooses. The Company shall pay this return relocation expense regardless of the circumstances under which Executive's employment is terminated, provided, however, that such return relocation expenses shall not be paid to Executive by the Company if his employment is terminated by the Company with cause (as provided in Section 4.1 hereof) or by Executive for any reason other than good reason (as provided in
Section 4.3 hereof).

         2.6 Reimbursement and Payment of Tax Preparation Expenses. During the term of this Agreement the Company shall pay, or cause EVI to pay, the actual reasonable expenses incurred by Executive in connection with preparing and filing his tax documents in either or both of the United States and Germany, as such filings are required to be made by the laws of each country.

         2.7 Additional Income Tax Liability. "Additional Income Tax Liability" shall mean the amount of taxes that the Executive is required to pay, by U.S. and any foreign tax authorities, in connection with compensation received pursuant to Sections 2.5 (a) and (c), 2.6, 3.1(b) and



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(c), and 6.8 hereof. Upon the occurrence of a payment made to Executive which causes Additional Income Tax Liability, the Company shall pay to Executive the Gross-Up Amount as calculated in accordance with the formula set forth on Exhibit "A" attached hereto and incorporated herein by this reference. Notwithstanding the foregoing, the Gross-Up Amount shall be reduced by the aggregate amount of any tax saving (if any) actually realized by the Executive, and Executive shall reimburse such excess to the Company.

         2.8 Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is disabled (as contemplated in Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company or EVI.

                                   ARTICLE III

                               BENEFITS; EXPENSES

         3.1 Benefits. (a) Group life, accident and disability insurance. During the term of this Agreement, Executive shall be entitled to participate in such group life, accident and disability insurance plans as the Company may make available to its other senior executive employees as a group, subject to the terms and conditions of any such plans. Executive's participation in all such U.S. plans shall be at a level, and on terms and conditions, as are applicable to its other senior executive employees as a group. (b) Health and Medical Insurance. Executive shall be entitled to elect to (i) continue to participate in the German private health and medical insurance plan in which he is currently enrolled, premiums for which are currently reimbursed to him or paid by EVI, or to (ii) participate in the Company's U.S. health plan according to the terms thereof. In the event Executive elects to continue to participate in the German private health and medical insurance plan, the Company shall make, or cause EVI to make, such private health insurance premium payments to the extent such payments would have been made by EVI or reimbursed to Executive pursuant to his current plan in Germany had he remained employed in Germany by EVI. In the event Executive elects to participate in the Company's U.S. health plan, he shall participate therein according to the terms and conditions applicable to the Company's U.S. employees. (c) Pension. Executive shall be entitled to elect to continue to (i) participate in Executive's German Pension Plan and the German state-sponsored pension plan, or to (ii) participate in the Company's Pension and the Company's Savings and Retirement (401(k)) Plans. In the event Executive elects to continue to participate in Executive's German Pension Plan, the Company shall make, or cause EVI to make, such private pension plan payments to such plan in Germany and to the German state-sponsored pension plan as would have been made by EVI according to the terms of such plan and based on Executive's compensation provided under this Agreement. In the event Executive elects to participate in the Company's Pension and the Company's Savings and Retirement (401(k)) plans, he shall participate therein according to the terms and conditions of such plans. Nothing herein shall preclude the Company from amending or terminating any employee benefit plan or practice, provided that such amendment or termination generally affects all employees of the Company or the group of employees of which Executive is a member. During the term of this Agreement, no perquisite or special benefit made available to Executive as a senior executive of the Company shall be materially reduced without his prior written consent. The Executive shall not be eligible to simultaneously receive benefits under the corresponding Employee Benefits Plans of both the


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Company and EVI. Executive may at any time elect to switch from any of EVI's to any of the Company's corresponding Employee Benefits Plans.

         3.2 Business Class Travel. The Company shall permit Executive to and reimburse Executive for travel in "business class" for international flights.

         3.3 Vacation. Executive shall accrue a total of four (4) weeks of vacation per year following the date of this Agreement. If, at any time during the term of this Agreement, Executive accumulates twelve (12) weeks of earned but unused vacation time, Executive will not earn, vest or accrue additional vacation time until he has taken the previously earned vacation. Executive will again earn, vest and accrue paid vacation time to the extent he uses the previously earned vacation. Upon termination of Executive's employment, any accrued but unused vacation time will be paid to Executive.

         3.4 Long-Term Incentives. Executive shall be eligible for long-term incentives in the discretion of the Board of Directors. Such incentive awards shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company and appropriate in light of corresponding awards to other senior executives of the Company.

         3.5 Perquisites. During the term of this Agreement, and other than as expressly provided herein, Executive shall participate in all fringe benefits and perquisites available to senior executives of the Company at levels, and on terms and conditions, that are available to such other senior executives, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

                                   ARTICLE IV

                  TERMINATION; REASSIGNMENT; DEATH; DISABILITY

         4.1 Termination by Company With Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate his employment hereunder immediately without any further liability or obligation to him in respect of his employment (other than its obligation to pay Base Salary, any MIC Plan bonus that has been earned based on the Company's receipt of audited financial results, prorated as of the date of termination, provided that such bonus is approved for payment by the Company's Board of Directors, vacation time accrued but unpaid, each calculated as of the date of termination, and reimbursement of expenses incurred prior to the date of termination in accordance with this Agreement) if Executive: (a) breaches any material provision of this Agreement; or (b) is convicted of or pleads nolo contendere to any felony; or (c) is convicted of or pleads nolo contendere to any misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company, its reputation, or its business, as determined by the board of directors of the Company; or (d) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder (a "Termination With Cause").

         Notwithstanding the foregoing, no purported Termination With Cause pursuant to (a) of this Section 4.1 shall be effective unless all of the following provisions shall have been complied


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with: (i) Executive shall be given written notice by the Board of Directors of the intention to effect a Termination With Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Cause is based; and (ii) Executive shall have fifteen (15) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible.

         Executive acknowledges that the Company's obligations to pay Base Salary, MIC Plan Bonuses, vacation time and reimbursement of certain expenses as described above, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.1 (including vested benefits under the German Pension Plan), constitute the only payments which Executive shall be entitled to receive from the Company or any of its subsidiaries, including, without limitation, EVI, hereunder or pursuant to any plan or arrangement with EVI, in the event of any termination of his employment pursuant to this Section 4.1, and neither the Company nor any of its subsidiaries shall have any further liability or obligation to him hereunder or otherwise in respect of his employment with the Company or any of its subsidiaries after such termination.

         4.2 Termination by Company Without Cause. During the term of this Agreement, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon thirty (30) days written notice (the "Termination Notice") to Executive (a "Termination Without Cause"). In such event, the Company shall pay Executive an amount equal to the sum of the following:

         (a) any Base Salary, any MIC plan bonus that has been earned based on the Company's receipt of audited financial results, prorated as of the date of termination and vacation time accrued and unpaid, each of which is calculated as of the date of termination;

         (b) an amount (the "Severance Payment") equal to (i) 150% of Executive's annual Base Salary in effect on the date of termination plus (ii) 150% of Executive's annual Target Bonus; such Severance Payment to be payable in one lump-sum within 15 days of the Termination Without Cause;

         (c) a contribution to the German Pension Plan pro-rated as of the date of termination, and

         (c) any reimbursement for expenses incurred in accordance with this Agreement.

         In addition, the Company shall use its best efforts to arrange for the continuation, for twelve months from the date of termination, of such health and/or medical benefits or plans as are in effect with respect to Executive as of the date of termination, if and only if permissible under such plans, such benefits and plans to be continued on the same terms and conditions as were in effect with respect to Executive as of the date of termination. If not so permissible, the Company shall pay to Executive an amount sufficient to enable Executive to arrange for substantially equivalent health and/or medical coverage during such period.

         Executive acknowledges that the payments and benefits referred to in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.2 (including vested



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benefits under the German Pension Plan), constitute the only payments which
Executive shall be entitled to receive from the Company or any of its subsidiaries, including, without limitation, EVI, hereunder in the event of any termination of his employment pursuant to this Section 4.2, and neither the Company nor any of its subsidiaries shall have any further liability or obligation to him hereunder or otherwise in respect of his employment with the Company or any of its subsidiaries. Provided, however, that notwithstanding the foregoing, following such termination of employment, Executive shall be entitled to full indemnification as an officer of the Company as provided under Delaware law and the Company's Certificate of Incorporation, Bylaws, policies and directors' and officers' liability insurance.

         4.3 Termination by Executive With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the term of this Agreement, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of the Company: (a) a reduction in Executive's then current Base Salary (other than, upon mutual agreement of the Company and Executive, as may be applicable following a relocation of Executive to EVI to re-assume the position of Managing Director and Vice President -- Europe, Africa and Middle East Pro Audio); (b) a material diminution in Executive's duties; (c) the relocation by the Company of Executive's principal place of employment to a location that is more than 50 miles from the principal place of employment referred to in Section 1.1 (other than a reassignment of Executive to EVI pursuant to Section 4.6); or (d) a breach by the Company of any material provision of this Agreement (a "Termination With Good Reason").

         Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 4.3 shall be effective unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by Executive of the intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than thirty (30) days after Executive first learns of such circumstances; and (ii) the Company shall have thirty (30) days after receiving such notice in which to cure such grounds, to the extent such cure is possible.

         In the event that a Termination With Good Reason occurs and becomes effective, then, Executive shall have the same entitlement to the amounts and benefits as provided under Section 4.2 for a Termination Without Cause.

         Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination of Executive's employment under this Section 4.3(including vested benefits under the German Pension Plan), constitute the only payments which Executive shall be entitled to receive from the Company or any of its subsidiaries, including, without limitation, EVI, hereunder or pursuant to any plan or arrangement with EVI, in the event of any termination of his employment pursuant to this Section 4.3, and neither the Company nor any of its subsidiaries shall have any further liability or obligation to him hereunder or otherwise in respect of his employment with the Company or any of its subsidiaries. Provided, however, that notwithstanding the foregoing, following such termination of employment, Executive shall be entitled to full indemnification as an officer of the Company as provided under Delaware law




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and the Company's Certificate of Incorporation, Bylaws, policies and directors'
and officers' liability insurance.

         4.4 Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the term of this Agreement, Executive's employment shall terminate upon his death or as a result of Disability as provided herein and the Company shall pay Executive (or his legal representative, as the case may be) as follows:

         (a) any Base Salary and vacation time earned and accrued but unpaid as of the date of death or termination for Disability;

         (b) any reimbursement for expenses incurred in accordance with this Agreement; and

         (c) an amount equal to 150% of Executive's monthly Base Salary in effect on such termination date for six (6) months, payable as and when such amounts would have been due and payable hereunder had such termination not occurred. The amount of any payments due under this Section 4.4 with respect to his Disability shall be reduced by any payments to which Executive may be entitled for the same period because of disability under any disability plan or insurance provided by the Company or EVI or as the result of workers' compensation or non-occupational disability payments received by Executive from any source.

         For the purposes of this Agreement, Executive shall be deemed to be "Disabled" or have a "Disability" if, because of Executive's physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period during the term of this Agreement ("Period of Disability"). The term of this Agreement shall be deemed to have ended as of the close of business on the last day of such period, but without prejudice to any payments due executive or his legal representatives or beneficiaries. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship and the Company has determined not to provide such accommodation for such reason. In the event of a disagreement concerning Executive's perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive's Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company's right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.

         Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this Section 4.4 (including vested benefits under the German Pension
Plan), constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company or any of its subsidiaries, including, without limitation, EVI, hereunder or pursuant to any plan or arrangement with EVI, in the event of a termination of his employment for death or Disability,



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


and neither the Company nor any of its subsidiaries shall have any further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment with the Company or any of its subsidiaries. Provided, however, that notwithstanding the foregoing, following such termination of employment, Executive shall be entitled to full indemnification as an officer of the Company as provided under Delaware law and the Company's Certificate of Incorporation, Bylaws, policies and directors' and officers' liability insurance.

         4.5 Continued Compliance. Executive and the Company hereby acknowledge that the amounts or benefits payable by the Company under Sections 4.2(b), 4.3, and 4.4(c) are part of the consideration for Executive's undertakings under
Article V below. Such amounts and benefits are subject to Executive's continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the payments that remain payable by the Company under Sections 4.2(b), 4.3, and 4.4(c) on or after the date of such violation.

         4.6 Reassignment to EVI. In the event Executive, upon mutual agreement of the Company and Executive, shall be reassigned to EVI to reassume the position of Managing Director/Germany and Vice President -- Pro Audio Europe, Africa and Middle East, the EVI Service Agreement shall be amended to provide that he shall be reinstated to such position in accordance with the terms of the EVI Service Agreement as it existed on the date immediately preceding the Effective Date, subject to reasonable and appropriate adjustment to base pay and bonus as shall be determined by the Company's Board of Directors. Such reassignment shall not be deemed to be a termination by the Company pursuant to
Section 4.1 or 4.2 hereunder, and the Company shall not be obligated to make further payments to Executive under the provisions of Sections 4.2 or 4.3 in respect of such reassignment. In the event that Executive receives any benefits or remuneration under this Agreement or in accordance with applicable law following his reassignment to EVI, such benefits or remuneration shall offset the amounts payable under the EVI Service Agreement.

                                    ARTICLE V

                          NON-DISCLOSURE AND INVENTIONS

         5.1 Non-Disclosure. Executive shall not at any time after the date hereof divulge, provide, or make assessable to anyone, other than in connection with the business of the Company, any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices, materials, or ideas or other know-how, whether patentable or not, with respect to any confidential or secret aspects of the Company's business (including without limitation customer lists, supplier lists and pricing arrangements with customers or suppliers or any similar lists, arrangements or understandings, marketing plans, sales plans, manufacturing plans, management organization information, data and other information relating to members of the Board of Directors of the Company or its affiliates, or its or their management), operating policies or manuals, business plans, financial records, packaging designs or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries, or information designed as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information"); provided, however, that Executive may disclose such information (i) at the request of any governmental regulatory authority or in connection with an examination of Executive by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law or regulation, or (iv) if such information has otherwise been made generally available to the public other than by reason of Executive's breach of this Section 5.1. Upon the expiration of the term of Employment or upon termination of Executive's employment, Executive or his legal representative shall promptly deliver to the Company all property relating to the business of the Company, including all Confidential Information, and all copies thereof that are in the possession or control of Executive.

         5.2 Assignment of Developments. Executive shall promptly disclose to the Company all processes, trademarks inventions improvements and discoveries related to the business of the Company (collectively, "Developments") conceived or developed by him or with others during the term of Employment, if such Developments were conceived or developed during the Company's business hours or through the use of the Company's resources. All such Developments shall be the sole and exclusive property of the Company. Executive, upon the request of and at the Company's expense, shall assist the Company in obtaining patents thereon and execute all documents and other instruments necessary or proper to obtain letters patent and to vest the Company with full title thereto.

         5.3 Injunctive Relief with Respect to Covenants. Executive acknowledges that irreparable damage would result to the Company if the provisions of Article V were not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, a restraining order or other equitable relief (without the requirement to post bond) with respect to any failure of Executive to comply with the provisions of such Article.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns; provided that the rights and obligations of Executive hereunder shall not be assignable by him.

         6.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three
(3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.2:

         (a) If to the Company:


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                                    Telex Communications, Inc.
                                    12000 Portland Avenue South
                                    Burnsville, Minnesota 55337
                                    Attention: Chief Executive Officer

                                    Fax No.:  (952) 887-5588

         (b) If to Executive:

                                    Mathias Stieler von Heydekampf
                                    Dornierstr. 35b
                                    94315 Straubing
                                    Germany
                                    Fax No.:  (011) (49) 9421-787824

         6.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

         6.4 No Trust Created. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds that may be set aside or provided for in this Agreement shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

         6.5 Full Discharge of Company Obligations. The amounts payable to Executive pursuant to Sections 4.2 and 4.4 following termination of his employment shall constitute liquidated damages with respect to any and all rights and claims of Executive under this Agreement and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries.

         6.6 Arbitration of Disputes. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in Minnesota by a single arbitrator under the American Arbitration Association's Commercial Arbitration Rules then in effect and in accordance with the substantive laws of the State of Minnesota. If the parties cannot agree upon an arbitrator, then for the sole purpose of selecting an arbitrator, each party shall choose its own independent



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


representative and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The parties severally recognize and consent to the jurisdiction over each of them by the courts of the State of Minnesota. The legal expenses of Executive shall be reimbursed to Executive if an award is rendered in favor of Executive or if the arbitrator finds that Executive acted reasonably and exercised good faith in demanding arbitration of any such dispute.

         6.7 Confidentiality. The parties hereto agree that they will not, during the term of this Agreement or thereafter, disclose to any other person or entity the terms or conditions of this Agreement without the prior written consent of the other party or as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.

         6.8 Professional Fees. The Company will pay for reasonable fees of Executive's professional advisors in connection with the review and negotiation of this Agreement.

         6.9 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

         6.10 Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company's Employee Manual or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive's employment are not covered in this Agreement, the terms and conditions set forth in the Employee Manual or any similar document shall control such terms.

         6.11 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. Notwithstanding the foregoing, the parties acknowledge that the Company and EVI have entered into a Secondment Agreement, executed contemporaneously herewith, with respect to Executive's employment by the Company, and such agreement shall be valid and binding with respect to the subject matter thereof in accordance with its terms.

         6.12 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

         6.13 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

         6.14 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Minnesota without giving effect to principles relating to conflicts of law.

         6.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                    "COMPANY"

                                    TELEX COMMUNICATIONS, INC.,
                                    a Delaware corporation

                                    By:   /s/ Ned C. Jackson
                                          ------------------

                                    Name:    Ned C. Jackson
                                    Title:   Chief Executive Officer



                                    "EXECUTIVE"

                                    /s/ Mathias Stieler von Heydekampf
                                    ----------------------------------
                                    Mathias Stieler von Heydekampf

                                   EXHIBIT "A"

                         CALCULATION OF GROSS-UP AMOUNT

         The term "GROSS-UP AMOUNT" is the amount calculated in accordance with the following formula:

                           GROSS-UP AMOUNT = (    a   ) - (a)
                                               -------
                                             ( (1 - r) )

                  a =      The amount required to be grossed up under Section
                           2.7.

                  r = The sum of (x) the highest marginal federal income tax rates applicable to individuals at the time the Additional Tax Payment is required to be made (the "Federal Rate"), plus (y) the product of: (i) the highest marginal Minnesota income tax rates applicable to individuals at the time the Additional Tax Payment is required to be made, multiplied by
                           (ii) one minus the Federal Rate. However, subsection
                           (ii) shall be equal to one (1) if Minnesota income taxes are not deductible for federal income tax purposes at the time the Additional Tax Payment is required to be made.

         For example, if (i) the Additional Income Tax Liability is equal to $1,000,000; (ii) the highest Federal Rate applicable to individuals at the time the Additional Tax Payment is required to be made is equal to 40%; (iii) the highest Minnesota income tax rate applicable to individuals at the time the Additional Tax Payment is required to be made is equal to 9%, then the Gross-Up Amount would equal $831,501.80 calculated as follows:

                  r = 0.40 + (0.09 x (.60)

                  r = 0.454

                  $831,501.80 =      $1,000,000 - $(1,000,000)
                                     ----------
                                     (1 - 0.454)

         Accordingly, the total compensation paid (compensation plus Gross-Up Amount) would equal $1,831,501.80 (i.e., $1,000,000 + $831,501.80).






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